Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, May 7, 2024

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FIRST QUARTER 2024 RESULTS

Q1 2024 Highlights:

•Consolidated operating profit of $83.8 million, up 97% from Q1 2023, and above previous expectations
•Consolidated operating profit margin of 7.9%, up from 4.3% in Q1 2023
•Consolidated revenues of $1.1 billion, up 6% from Q1 2023 quarter and the fourth consecutive quarter with revenues over $1 billion
•Net income of $51.5 million, up 94%, from Q1 2023

Cleveland, Ohio, May 7, 2024: Hyster-Yale Materials Handling, Inc. (NYSE: HY) reported the following consolidated results for the three months ended March 31, 2024. All comparisons are to the three months ended March 31, 2023, unless otherwise noted.

	Three Months Ended
($ in millions except per share amounts)	3/31/24	3/31/23	Change Fav (Unfav)
Revenues	$1,056.5	$999.3	$57.2
Operating Profit	$83.8	$42.6	$41.2
Net Income	$51.5	$26.6	$24.9
Diluted Earnings per Share	$2.93	$1.55	$1.38

Lift Truck Business Results
Revenues and shipments by geographic segment were as follows:

($ in millions)	Q1 2024	Q1 2023	Change Fav (Unfav)	% Change
Revenues	$1,006.8	$948.7	$58.1	6%
Americas(1)	$769.7	$685.9	$83.8	12%
EMEA(1)	$199.4	$214.9	$(15.5)	(7)%
JAPIC(1)	$37.7	$47.9	$(10.2)	(21)%
(1) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

(Rounded to nearest hundred)	Q1 2024	Q1 2023	Change Fav (Unfav)	Q4 2023	Change Fav (Unfav)
Unit Shipments	23,200	25,200	(2,000)	23,600	(400)
Americas	15,600	16,100	(500)	15,600	—
EMEA	5,400	6,800	(1,400)	5,400	—
JAPIC	2,200	2,300	(100)	2,600	(400)

Lift Truck revenues grew 6% due to higher average lift truck sales prices and a favorable sales mix. These increases were partly offset by lower unit and parts volumes.
•Average lift truck sales prices increased 17% year-over-year and 3% sequentially, primarily due to previously implemented price increases.
•Sales mix improved over the prior year mainly as a result of increased Americas sales of Class 4 and higher-priced/higher-capacity, 4- to 52-ton, Class 5 internal combustion engine trucks.
•Shipment volumes declined 8% compared to Q1 2023, driven by a 21% decline in EMEA as a result of lower production rates. Americas shipments decreased particularly due to lower shipments in Brazil.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q1 2024	Q1 2023	Change Fav (Unfav)
Gross Profit	$215.6	$155.6	$60.0
Americas	$178.1	$121.2	$56.9
EMEA	$33.9	$26.9	$7.0
JAPIC	$3.6	$7.5	$(3.9)
Operating Profit (Loss)	$89.3	$47.8	$41.5
Americas	$89.6	$47.5	$42.1
EMEA	$5.2	$2.6	$2.6
JAPIC	$(5.5)	$(2.3)	$(3.2)

Lift Truck Consolidated
In Q1 2024, Lift Truck operating profit increased 87% year-over-year, with operating profit margin improving 390 basis points to 8.9%. This improvement was primarily due to higher unit product margins driven by favorable sales prices and costs. Higher operating expenses, including higher employee-related costs in the Americas and EMEA, partly offset these gains.
•Units sold in Q1 2024 were largely added to backlog in late 2022 and 2023. These units had higher prices and margins than units sold in Q1 2023, which were booked in 2021 and early 2022.
•Continued disciplined execution led to a year-over-year incremental margin of 71% in Q1 2024.
•Lower JAPIC operating profit was primarily due to higher warranty costs and lower unit and parts volumes.

Bolzoni Results

($ in millions)	Q1 2024	Q1 2023	Change Fav (Unfav)
Revenues	$96.2	$98.6	$(2.4)
Gross Profit	$21.8	$20.7	$1.1
Operating Profit	$3.3	$4.4	$(1.1)

Bolzoni's revenues decreased while gross profit increased primarily due to the planned phase-out of low-margin legacy component sales. The business maintained a strong price-to-cost ratio. Despite higher gross profits, Q1 2024 operating profit decreased mainly as a result of higher operating expenses.

Nuvera Results

($ in millions)	Q1 2024	Q1 2023	Change Fav (Unfav)
Revenues	$0.5	$1.6	$(1.1)
Gross Profit (Loss)	$(2.3)	$(2.1)	$(0.2)
Operating Loss	$(9.4)	$(9.8)	$0.4

In Q1 2024, Nuvera received funding from the U.S. Department of Defense to cover certain research and development expenses. This led to a year-over-year decrease in Nuvera's operating costs, which offset the profit effect from fewer shipments.

Income Tax Expense
Q1 2024 income before income taxes of $77 million increased 114% compared to the prior year, while net income increased 94%. The latter was moderated by a significant increase in income tax expense driven by a higher income tax rate. The Q1 2024 effective income tax rate was 33% compared with a 24% rate in the prior-year quarter. This higher rate is due to the continued capitalization of research and development expenditures for U.S. tax purposes combined with the Company's inability to record deferred tax assets on its balance sheet given its U.S. valuation allowance position.

Balance Sheet and Liquidity

($ in millions)	March 31, 2024	December 31, 2023	Change Fav (Unfav)
Debt	$474.8	$494.0	$19.2
Cash	62.2	78.8	(16.6)
Net Debt	$412.6	$415.2	$2.6

The Company's financial leverage continued to improve in Q1 2024 with a 4% debt reduction compared to December 31st levels.
•Debt-to-total capital ratio of 53% improved 200 basis points over the December 31, 2023 level as a result of higher earnings and lower debt.
•Unused borrowing capacity of $269 million was comparable to approximately $270 million as of December 31, 2023.
•Cash generated from operations increased $13 million compared to Q1 2023.

Working capital represented 18.9% of sales, improving modestly from Q4 2023 levels. Inventory as a percent of sales improved as the revenue growth rate outpaced net working capital increases.
•Q1 2024 inventory increased compared to the prior year and prior quarter primarily due to higher finished goods inventory. This was largely a result of trucks completed but not yet shipped at quarter end and extended transit times due to internal global production shipments.
•Raw material and component parts inventory decreased compared with Q4 2023 and Q1 2023.

Market Commentary
In Q1 2024, the global economy remained strong overall. However, while recessionary concerns have declined, political unrest continues to create uncertainty for the global economic outlook.

The latest publicly available lift truck market data indicates that Q4 2023 global lift truck market bookings increased by 14% year-over-year, with improvements in the EMEA and JAPIC markets offsetting a moderate decrease in the Americas. For full-year 2023, the global lift truck market new unit bookings decreased by 4% compared to an exceptionally strong 2022, with JAPIC market improvements more than offset by decreases in the Americas and EMEA markets. 2023 bookings exceeded pre-pandemic levels.

The Company estimates that Q1 2024 global lift truck bookings moderated compared to relatively strong prior year levels. The decline was largely due to estimated decreases in the Americas market as well as in EMEA.

Full-year 2024 global lift truck market unit volumes are projected to remain strong compared to pre-pandemic levels, but decrease moderately compared to 2023, with the second half in North America expected to be stronger than the first half.

Outlook

Lift Truck Business

Lift Truck unit bookings and backlog were as follows:

(Bookings & Backlog $ Value in millions)	Q1 2024	Q1 2023	Change Fav (Unfav)	Q4 2023	Change Fav (Unfav)
Unit Bookings	18,400	22,300	(3,900)	16,700	1,700
Unit Bookings $ Value	$520	$690	$(170)	$480	$40
Average Sales Price/Unit booked	$28,261	$30,942	$(2,681)	$28,743	$(482)
Unit Backlog	73,600	99,200	(25,600)	78,400	(4,800)
Unit Backlog $ Value	$3,060	$3,690	$(630)	$3,330	$(270)
Average Sales Price/Unit of backlog	$41,576	$37,198	$4,378	$42,474	$(898)

The Company's extended backlog levels and focus on booking orders with strong margins, combined with the market decline, led to an 18% bookings decrease compared to Q1 2023.
•Sequentially, bookings increased 10% in Q1 2024 compared to Q4 2023, led by EMEA warehouse trucks, in part due to a large order for Class 2 and Class 3 units.
•Q1 2024 average booking prices decreased moderately compared with fourth-quarter 2023 and prior year largely due to a shift toward lower-priced warehouse products.
•In line with Company objectives, backlog levels decreased by 6% in the quarter compared to year-end 2023 levels.

Looking ahead, the Company's objective as backlog levels and product lead times decrease is to be price competitive in the market but maintain targeted booking margins through new model introductions and cost decreases. The Company expects an improving quarter-over-quarter bookings trend throughout 2024 due to anticipated market share gains in the Americas and EMEA, and improved North America market conditions in the second half of 2024.

Shipments are expected to increase in 2024 compared to 2023, due to three factors:
1.higher production rates,
2.supply chain and labor improvements in the Americas and EMEA, and
3.the dissipation of remaining product launch issues.

As production and shipment rates increase, backlog levels and lead times on a large number of production lines are expected to decrease to targeted rates by year end. However, Class 5 lead times are expected to remain extended for a longer period. The Company’s $3.1 billion backlog, equal to approximately 9 months of revenue at the current quarterly level, continues to support the business. The Company generally expects this to continue as a result of a combination of new bookings and current backlog until market levels improve.

The Company expects continued second-quarter revenue and operating profit growth compared to the prior year as unit volumes increase and higher-priced, higher-margin backlog units are shipped. Modestly higher labor costs, combined with the anticipated expiration of tariff exemptions in late May 2024, are expected to temper the favorable second-quarter price-to-cost ratio compared to the first quarter.

Full-year 2024 Lift Truck revenues and operating profit are expected to increase over 2023. These expected results, however, are now greater than the Company's previously communicated expectations and include the better-than-expected Q1 2024 results and anticipated improvements in subsequent quarters.

Bolzoni
Bolzoni anticipates 2024 revenues to be comparable to 2023 revenues. Product margins are expected to improve as Bolzoni increases production of higher-margin attachments and continues to phase out legacy component sales to the Lift Truck business. Operating profit is expected to increase modestly year-over-year, with increased gross profits anticipated to be partly offset by higher operating expenses.

Nuvera
Nuvera is focused on increasing customer product demonstrations and customer bookings in 2024 and expanding its presence in Europe and China. Booked orders from current customers are expected to result in higher 2024 sales compared with 2023. Nuvera expects the higher margins on these higher sales to be offset by increased development costs, leading to comparable year-over-year operating results. Further, funding granted by the U.S. Department of Energy in 2024, has the potential to offset costs in the future. Importantly, the increased engine demonstration activities in 2024 should significantly enhance the foundation for revenue from fuel cell engine technology adoption and improved financial returns in 2025 and future years.

Consolidated Outlook
At the consolidated level, Hyster-Yale expects 2024 full-year revenue, operating profit and net income to increase compared to strong 2023 levels, and be higher than expected at the time of the Q4 2023 earnings release. Due to the better-than-expected Q1 2024 results and anticipated improvements in the following quarters, full-year 2024 results are expected to improve compared to the Company's prior 2024 expectations. However, the Company expects the 2024 income tax rate to be higher than 2023, largely due to the capitalization of research and development expenses.

In Q2 2024, the Company anticipates continued strong product margins from lift truck shipments of higher-priced, higher-margin backlog units will drive year-over-year profit growth. Q2 2024 profits are expected to be significantly higher than Q2 2023 levels but modestly lower than the better-than-expected Q1 2024 results. This decrease is expected to be due to the potential expiration of Section 301 tariff exemptions on May 31, 2024.

For full-year 2024, continued progress is expected toward the Company's 7% operating profit margin goal in its core Lift Truck and Bolzoni businesses, and achievement of a second year at 20% plus return on its total capital employed goal. The Company started the year off with very strong first-quarter results that exceeded expected levels. While, the Company is committed to systematic and sustainable progress toward its goals over time, it expects results to moderate somewhat over the remaining 2024 quarters.

Hyster-Yale is also committed to reducing leverage and improving cash flows. The Company continues to focus on decreasing working capital, particularly by further improving inventory levels despite increased production rates in the context of reduced supply chain and labor constraints. Capital expenditures are expected to be $84 million in 2024, down modestly from an initial projection of $87 million. While substantial investments are anticipated, maintaining liquidity remains a priority. Overall, the Company expects a significant increase in free cash flow from operations in 2024 compared with 2023.

Strategic Perspectives
Hyster-Yale's vision is to transform the way the world moves materials from Port to Home. It plans to do this through two customer promises: providing optimized product solutions and exceptional customer care. Ongoing execution of established strategic initiatives and key projects are expected to help the Company fulfill these promises and achieve long-term growth rates above the material handling market's expected growth rates. The Company believes these actions will contribute to an increased and sustainable lift truck and attachment competitive advantage over time. In addition, the Company believes that Nuvera's revenues will increase significantly over future years, bringing additional value to Hyster-Yale's shareholders.

In early April 2024, the Company announced it will change its name to Hyster-Yale, Inc. and change the name of Hyster-Yale Group, its Lift Truck business, to Hyster-Yale Materials Handling, Inc. These changes reinforce the Company's current structure of three distinct but interrelated businesses of Lift Trucks , Bolzoni attachments and Nuvera fuel cells, with lift trucks at its core. In this context, the Hyster-Yale Materials Handling name is better suited to the core business, aligning its name with its foundational materials handling activities. Both name changes are expected to be effective at the close of business on May 31, 2024.

Lift Truck
From a broad perspective, the Lift Truck business has three core strategies to transform the Company's competitiveness, market position and economic performance over time:
1.Provide products that increase customer productivity at the lowest cost of ownership.
2.Be the leader in the delivery of industry- and customer-focused solutions.
•Transform the Company's sales processes to meet a wide variety of customer needs across a broad set of end markets by using a more industry- and customer-focused approach.
3.Be the leader in independent distribution.
•Focus on effectively coordinating dealer and major account coverage, enhancing dealer excellence and ensuring outstanding dealer ownership globally.

The Lift Truck business expects to enhance its product capabilities by bringing a wide variety of high-priority vehicle innovations to market, including new modular and scalable product families, enhanced truck electrification and power options, and innovative technology advancements such as operator assist systems and vehicle automation.
First, the Company's heart-of-the-line award-winning modular, scalable 2- to 3.5-ton internal combustion engine lift trucks are now fully launched globally. The modular, scalable product platform is expected to enhance multiple areas of the business, including reducing supply chain costs, improving working capital levels, helping to optimize the Company's manufacturing footprint, and providing customers with a more customizable product that better meets their needs:
•In late March 2024, JAPIC launched the full 2-to 3-ton internal combustion modular, scalable product line, available in value, standard and premium truck configurations.
•Bookings and shipments of these trucks are accelerating in the EMEA and Americas markets where they were initially launched in 2022 and 2023.
•The Company expects to offer similar modular and scalable enhancements on its 2- to 3.5-ton electric truck platforms in 2024 and 2025.

Second, the Company has key projects to capitalize on advancements in electric powertrains for applications now dominated by internal combustion engine trucks:
•The Company has an electrified fuel cell Container Handler operating at the Port of Los Angeles, USA, and an electrified fuel cell Reach Stacker operating at the Port of Valencia, Spain.

•Hyster-Yale anticipates delivering a new electrified fuel cell Terminal Tractor and an electrified fuel cell Empty Container Handler to a customer in Hamburg, Germany in 2024.
•In March 2024, the Company announced the sale of 10 zero-emission battery-powered terminal tractors to APM Terminals at the Port of Mobile, USA, as part of an electrification pilot for port-equipment decarbonization.
•The Company is exploring options for additional electrification projects within the European Union and the United States.

Third, Hyster-Yale also has key projects focused on applying its technology advancements to operator assist and automated product options.
•The Company began testing its internally developed automated truck at its first customer location in late March 2024.
•Yale ReliantTM, a unique operator assist technology that helps forklift operators avoid potential hazards, earned an honorable mention in the Fast Company Innovation by Design Award.
•At the 2024 MODEX material handling trade show, the Company announced the standalone availability of its advanced dynamic stability technology, an underlying technology in the Yale Reliant solution. This system helps maintain overall vehicle stability and minimizes the potential for lift truck tip overs, which is a key source of risk for the industry.
•The Company is continuing to work with a technology-service provider to co-develop further robotics software for automated lift truck solutions.

Finally, as part of its strategy to provide customer-focused solutions, the Company plans to expand its global sourcing for container handlers and other Big Trucks such as 12- to 16-ton trucks. The Company expects its Hyster® RS45 and RS46 ReachStackers, Empty Container Handlers and 12- to 16-ton Big Trucks to be sourced from multiple global production locations in 2024 compared to its current single European source. This multiple-source supply chain will better meet global customer needs for faster delivery of economically viable trucks.

Bolzoni
Bolzoni's core strategy is to be the leader in the attachments business by:
•concentrating on increasing its Americas business, and
•strengthening its ability to provide innovative products to better serve key attachment industries and customers in global markets.

To support this industry-specific strategy, Bolzoni is increasing its sales, marketing and product capabilities, especially in North America. In keeping with its focus on innovative products, Bolzoni introduced a new attachment, the Home Appliance Telescopic Clamp for lift trucks, in March 2024. It is designed to easily handle home appliances and less than one pallet loads in confined spaces. In February 2024, Bolzoni introduced its Easy-Connect Product range, which features advanced technologies for smart logistics and Internet/Wi-Fi-enabled options.

Nuvera
Nuvera's core strategy is to be a leader in fuel cells and their applications. Its focus is on demonstrating 45kW and 60kW fuel cell production engines in a limited number of niche, heavy-duty vehicle applications. Fuel cell adoption has high potential to grow where batteries alone cannot meet the market’s need. As a result, these applications are expected to have nearer-term fuel cell adoption potential. Key projects include:
•Collaborations with third parties to test Nuvera® engines in targeted applications, including the Port of Los Angeles, USA, and the Port of Valencia, Spain, as well as a project with Helinor Energy for zero-emission energy solutions in maritime applications.
•Additional product tests in bus applications in China and India and a port application in Germany are expected by mid-2024.

•Development of a new, larger 125kW fuel cell engine for heavier-duty applications, projected to be available in 2025.
•Development of modular fuel cells for stationary and mobile generator applications in collaboration with customers.

In April 2024, Nuvera announced it was granted $30 million in matching federal funds from the U.S. Department of Energy as part of a $750 million investment in 52 hydrogen projects to reach National Clean Hydrogen Strategy goals. Using these funds, Nuvera plans to develop the high-volume production processes needed to scale-up its next-generation fuel cell stack technology.

Further information regarding the Company's strategic initiatives can also be found in the Company's Q1 2024 Investor Deck that will be made available on the Hyster-Yale website after the earnings conference call.

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Conference Call
The management of Hyster-Yale Materials Handling, Inc. will conduct a conference call with investors and analysts on Wednesday, May 8, 2024, at 2:30 p.m. Eastern Time to discuss the financial results. The conference call will be broadcast and can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investor-overview. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. An archive of the webcast will be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

EBITDA in this release is provided solely as supplemental non-GAAP disclosures of operating results. EBITDA does not represent operating profit (loss) or net income (loss), as defined by GAAP, and should not be considered as a substitute for operating profit (loss) or net income (loss). Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

For purposes of this release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the imposition of tariffs, or the renewal of tariff exclusions, on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) delays in manufacturing and delivery schedules, (3) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (4) customer acceptance of pricing, (5) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (6) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (7) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (8) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (9) the successful commercialization of Nuvera's technology, (10) the political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (11) bankruptcy of or loss of major dealers, retail customers or suppliers, (12) customer acceptance of, changes in the costs of, or delays in the development of new products, (13) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (14) product liability or other litigation, warranty claims or returns of products, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (16) the ability to attract, retain, and replace workforce and administrative employees, (17) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (18) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments and hydrogen fuel cell power products aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale Group also has an unconsolidated joint venture in Japan (Sumitomo NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2024	2023
	(In millions, except per share data)

Revenues	$1,056.5	$999.3
Cost of sales	820.8	824.9
Gross Profit	235.7	174.4
Selling, general and administrative expenses	151.9	131.8
Operating Profit	83.8	42.6
Other (income) expense
Interest expense	8.9	10.2
Income from unconsolidated affiliates	(1.0)	(1.8)
Other, net	(1.0)	(1.7)
Income before Income Taxes	76.9	35.9
Income tax expense	25.1	8.7
Net income attributable to noncontrolling interests	(0.2)	(0.2)
Net income attributable to redeemable noncontrolling interests	0.1	(0.2)
Accrued dividend to redeemable noncontrolling interests	(0.2)	(0.2)
Net Income Attributable to Stockholders	$51.5	$26.6

Basic Earnings per Share	$2.97	$1.56

Diluted Earnings per Share	$2.93	$1.55

Basic Weighted Average Shares Outstanding	17.339	17.049
Diluted Weighted Average Shares Outstanding	17.592	17.214

EBITDA RECONCILIATION
	Quarter Ended
	6/30/2023	9/30/2023	12/31/2023	3/31/2024	LTM 3/31/2024
	(In millions)
Net Income Attributable to Stockholders	$38.3	$35.8	$25.2	$51.5	$150.8
Noncontrolling interest income and dividends	0.5	0.6	0.5	0.3	1.9
Income tax expense	12.0	16.2	16.0	25.1	69.3
Interest expense	8.4	9.6	9.1	8.9	36.0
Interest income	(0.6)	(0.7)	(0.7)	(1.1)	(3.1)
Depreciation and amortization expense	11.3	11.3	11.3	11.7	45.6
EBITDA*	$69.9	$72.8	$61.4	$96.4	$300.5

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2024	2023
	(In millions)
Revenues
Americas	$769.7	$685.9
EMEA	199.4	214.9
JAPIC	37.7	47.9
Lift Truck Business	$1,006.8	$948.7
Bolzoni	96.2	98.6
Nuvera	0.5	1.6
Eliminations	(47.0)	(49.6)
Total	$1,056.5	$999.3

Gross profit (loss)
Americas	$178.1	$121.2
EMEA	33.9	26.9
JAPIC	3.6	7.5
Lift Truck Business	$215.6	$155.6
Bolzoni	21.8	20.7
Nuvera	(2.3)	(2.1)
Eliminations	0.6	0.2
Total	$235.7	$174.4

Operating profit (loss)
Americas	$89.6	$47.5
EMEA	5.2	2.6
JAPIC	(5.5)	(2.3)
Lift Truck Business	$89.3	$47.8
Bolzoni	3.3	4.4
Nuvera	(9.4)	(9.8)
Eliminations	0.6	0.2
Total	$83.8	$42.6

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
			Three Months Ended
			March 31
			2024	2023
			(In millions)
Net cash provided by operating activities			$22.4	$9.0
Net cash used for investing activities			(7.0)	(5.0)
Cash Flow Before Financing Activities			$15.4	$4.0

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(In millions)
Debt	$474.8	$494.0	$510.6	$542.3
Cash	62.2	78.8	78.2	65.7
Net Debt	$412.6	$415.2	$432.4	$476.6

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(In millions)
Accounts Receivable	$520.5	$497.5	$512.0	$582.1
Inventory	841.9	815.7	815.4	820.1
Accounts Payable	572.8	530.2	549.6	593.2
Working Capital	$789.6	$783.0	$777.8	$809.0
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